Exhibit 10.31

AMENDMENT NO. 2

TO

THE COOPER COMPANIES, INC.

2007 LONG TERM INCENTIVE PLAN

WHEREAS, The Cooper Companies, Inc. (the “Company”) has adopted the Cooper Companies, Inc. 2007 Long Term Incentive Plan (the “Plan”); and

WHEREAS, Section 11 of the Plan permits the Board of Directors of the Company to amend the Plan, subject to certain limitations; and

WHEREAS, the Board of the Company desires to amend the Plan to establish a sub-plan for the purpose of granting stock options to UK employees of the Company (the “UK Option Plan”);

NOW, THEREFORE, the Plan is hereby amended as follows:

FIRST: By adding the following to Section 16 of the Plan:

“Section 16. Certain Stock Options for United Kingdom Employees

Stock Options granted under Section 5 which are Non-Qualified Stock Options may be granted subject to the terms and conditions of Schedule A hereto. Such Non-Qualified Stock Options shall be subject to the terms and conditions of the Plan, including Section 5.”

SECOND: By incorporating the UK Option Plan, as presented in Exhibit A hereto, in its entirety as Schedule A to the Plan.

THIRD: The provisions of the First and Second Paragraphs hereof shall be effective as of the later of October 5, 2007 or the day such final approval for the UK Option Plan is validly issued by the U.K. Revenue and Customs office.

FOURTH: Except to the extent herein above set forth, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment to the Plan to be executed by a duly authorized officer of the Company as of October 5, 2007.

THE COOPER COMPANIES, INC.

By:	/s/ Carol R. Kaufman
Carol R. Kaufman
Title:	Sr. Vice President of Legal Affairs, Secretary and Chief Administrative Officer

SCHEDULE A

THE COOPER COMPANIES, INC.

2007 LONG TERM INCENTIVE PLAN

SCHEDULE CONTAINING PROVISIONS FOR

TAX APPROVED OPTIONS FOR UNITED KINGDOM EMPLOYEES

(Providing for the grant of Stock Options which it is intended shall satisfy the requirements of Her Majesty’s Revenue and Customs pursuant to Schedule 4 to the UK Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”), such options to be referred to in this Schedule as “Approved Options”).

Approved Options may be granted pursuant to this Schedule A in accordance with such provisions as would be applicable if the provisions of the Cooper Companies, Inc. 2007 Long Term Incentive Plan (the “Plan”) relating to Stock Options were here set out in full (provided that Sections 6, 7, 8, 9 and 10 shall not apply to this Schedule A), subject to the following further modifications:

SECTION A1. Eligibility.

Approved Options may only be granted under this Schedule A to individuals who are employees of the Company and its subsidiaries (and for this purpose a subsidiary shall mean any company of which the Company has control as defined in section 840 of the UK Income and Corporation Taxes Act 1988 (“Control”)) and who are not ineligible to participate in accordance with the provisions of paragraph 9 of Schedule 4 to ITEPA and, if a director, is required to work in that capacity for the Company and/or any such subsidiary for at least 25 hours per week, excluding meal breaks. For the avoidance of doubt, no Approved Options shall be granted to a consultant and references to “consultant/consultancy” in the Plan shall have no relevance under this Schedule A.

SECTION A2. Stock Subject to the Plan.

(a) Approved Options granted under this Schedule A may only be made and may only be exercised in respect of Stock which satisfies the requirements of paragraphs 16-20 of Schedule 4 to ITEPA.

(b) Only in the event of any reorganization, consolidation, Stock split or other variation of the Company’s Stock, may an adjustment be made under Section 3 of the Plan to the amount of Stock which is the subject of Approved Options granted under this Schedule A and the option price payable in respect thereof and then only with the prior approval of HM Revenue and Customs.

SECTION A3. Stock Options.

(a) Approved Options may only be granted pursuant to this Schedule A at an option price which is not less than 100% of Fair Market Value as of the date of grant provided that if no sale of Stock occurs on the New York Stock Exchange on such date the option price shall not be less than the Fair Market Value of the Stock as determined in accordance with Part VIII of the UK Taxation of Chargeable Gains Act 1992 and agreed on or before that date for the purposes of this Schedule A with HM Revenue and Customs Shares and Assets Valuation.

(b) No Approved Options may be granted to an employee or director which will result in the aggregate option price for all the Stock comprised in outstanding Approved Options granted to him under this Schedule A together with the aggregate option price of all Stock comprised in outstanding options granted to him under any other stock option scheme established by the Company or any associated company (as defined in paragraph 35 of Schedule 4 to ITEPA) approved under Schedule 4 to ITEPA exceeding 30,000 UK pounds sterling (converting, for this purpose the option price into pounds sterling using the exchange rate applicable on the date of grant of such option) or such other amount as is for the time being specified as being the appropriate limit for the purposes of paragraph 6(1) of Schedule 4 to ITEPA. For the avoidance of doubt, the limit set out in Section 5(j) of the Plan applying to Incentive Stock Options shall not apply to Approved Options granted under this Schedule A.

(c) Section 5(c) shall be substituted as follows: “The Board may impose a schedule for vesting of the Stock comprised in the Approved Option and set out in the Option Agreement (the “Vesting Schedule”) containing only objective conditions on any Approved Option which they grant preventing its exercise except to the extent that the Vesting Schedule has been complied with. If, after the Board have imposed such a condition, events happen which cause them to consider that it is no longer appropriate, they may vary the Vesting Schedule provided always that any such amendment may only be one which the Board reasonably consider will result in a fairer measure of the performance of the job of the optionee, will ensure that this Plan operates more effectively in the achievement of its purpose of providing share benefits for employees who contribute to the prosperity of the Company and will be no more difficult to satisfy than would have been the case if there had been no such amendment.”

(d) In the third paragraph of Section 3, the words “but acting fairly and reasonably” shall be added after “in its sole discretion” and the words “may be exercised in full immediately before the consummation of the merger or other corporate transactions and if not so exercised shall be cancelled at the time of the consummation of the merger or other corporate transaction” shall be substituted for the words “shall be converted into the right to receive an amount of cash” to the end of the paragraph.

(e) Section 5(e) shall be substituted as follows: “No Approved Option shall be transferable other than to the personal representatives of an optionee. No Approved Option shall be assigned or used as a charge and any purported transfer, assignment or charge shall cause the Approved Option immediately to lapse”.

(f) In the event of the optionee’s death an Approved Option granted pursuant to this Schedule A must be exercised within twelve months of the optionee’s death whereupon, to the extent it has not been exercised, such Approved Option shall lapse.

(g) No Approved Option granted under this Schedule A may be exercised at any time if the holder of such option is precluded from participating under this Schedule A by paragraph 9 of Schedule 4 to ITEPA.

(h) The retirement age for the purposes of paragraph 35A of Schedule 4 to ITEPA is 55.

(i) Sections 5(j),(k), (l) and for the avoidance of doubt Section 5(m) of the Plan shall not apply to Approved Options granted under this Schedule A. For the avoidance of doubt, Approved Options granted under this Schedule A shall automatically be exercisable by virtue of being involuntary termination without cause when the optionee’s employment ceases by reason of redundancy within the meaning of the Employment Rights Act 1996.

(j) Within 30 days of the receipt of a written notice (in the form prescribed by the Company) duly signed by the optionee together with their option certificate and the full purchase price of the Stock being acquired pursuant to the exercise of their option the Company shall procure that the optionee acquires the Stock in respect of which the Approved Option has been validly exercised by (i) allotting Stock to the optionee; or (ii) procuring the transfer of Stock to the optionee and shall issue a definitive certificate or other evidence of title (whether paper or electronic) for the Stock acquired pursuant to the exercise of the option. Alternatively, the optionee may exercise his options pursuant to Section 5(d) of the Plan, although Section 5(d)(i) shall not apply to Approved Options, (and Section 5(d)(ii) shall only apply with the consent of the optionee).

(k) Stock issued pursuant to this Schedule A shall rank pari passu with the issued Stock and the Company shall at all times keep available sufficient Stock to satisfy the exercise of, to the full extent possible, all Approved Options granted pursuant to this Schedule A which have neither lapsed nor become fully exercisable.

(l) If an acquiring company:-

obtains Control of the Company as a result of making (a) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, or (b) a general offer to acquire all the shares in the Company which are of the same class as the Stock which may be acquired by the exercise of the Approved Options granted under this Plan;

obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by a court under provisions closely comparable to section 425 of the UK Companies Act 1985; or

becomes bound or entitled to acquire shares in the Company under provisions closely comparable to Part 28 of the UK Companies Act 2006 any optionee may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26(3) of Schedule 4 to ITEPA), by prior agreement with the acquiring company and HM Revenue & Customs, release any Approved Option granted under this Plan which has not lapsed (the “Old Option”) in consideration of the grant to him of an option (the “New Option”) which (for the purposes of that paragraph) is equivalent to the Old Option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 16(b) or (c) of Schedule 4 to ITEPA).

The New Option shall not be regarded for the purposes of Section A3(k) above as equivalent to the Old Option unless the conditions set out in paragraph 27(4) of Schedule 4 are satisfied, but so that the provisions of this Plan shall for this purpose be construed as if:

(i)	the New Option were an option granted under this Plan at the same time as the Old Option;

(ii)	the expression the “Company” was defined as “the company whose shares may be acquired by the exercise of Options granted under this Plan”.

(m) Section 13(a) of the Plan shall not apply to Approved Options granted under this Schedule A other than to comply with US federal or state securities law. Section 13(d) only applies to the extent that the optionee has not already provided an amount of money to cover the tax payable.

(n) Section 13(d) of the Plan shall apply as if the references to United States taxation applied to UK taxation and National Insurance contributions, provided that the references to settling a liability in Stock shall only apply if the optionee has agreed to such method of deduction. This facility is restricted to Stock acquired by the exercise of options granted under this Schedule A.

(o) Participation in this Plan by an optionee is a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of employment with any participating company and participation in this Plan shall in no respects whatever affect in any way an optionee’s pension rights or entitlement or terms or conditions of employment with any participating company. In particular (but without limiting the generality of the foregoing words) any optionee who leaves employment with any participating company shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract by way of compensation for loss of office or otherwise howsoever.

(p) Any discretion exercisable under either the Plan or this Schedule A by the Company, any Subsidiary or Affiliate or any body thereof shall be applied fairly and reasonably.

SECTION A4. Amendments and Termination.

No amendments to this Schedule A (including any provision of the Plan which is incorporated within this Schedule A) pursuant to Section 11 which fall within the definition of a key feature within the meaning of paragraph 30(4) of Schedule 4 to ITEPA shall have effect until the approval of HM Revenue and Customs has been obtained in respect thereof. This Section A4 shall not however restrict the general power of the Board to amend the Plan where the amendment will not apply to this Schedule A.

No assurance or warranty is given by the Company that the tax favourable treatment of Approved Options will apply on exercise of the option or that any corporate restructuring or merger or other corporate activity will permit tax favourable treatment to apply.